Exhibit 23.5

Consent of Lab42 Research, LLC

Rent the Runway, Inc.

10 Jay Street

Brooklyn, NY 11201

August 17, 2021

Ladies and Gentlemen:

We hereby consent to the references to our name, and to the use of information, data and statements from the survey research we conducted among women in the United States on the topic of apparel resale shopping and provided to Rent the Runway, Inc. (the “ Company”), and extracts or extrapolations of any other information, data and statements prepared by us and provided to the Company in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering of the Company filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any drafts thereof or amendments thereto submitted or filed with the SEC, (iii) any written correspondence by the Company with the SEC and (iv) institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities by the Company. In granting such consent, we represent that, to our knowledge, the statements made in such research and surveys are accurate statements of Lab42 Research, LLC’s research results and independent estimates and opinion as of the date delivered to the Company, and fairly present the matters referred to therein.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

Lab42 Research, LLC

By:	/s/ Jonathan Pirc

Name:	Jonathan Pirc

Title:	Managing Director & Founder